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                                                                EXHIBIT 11
                                                 FORM 10-Q for the Quarter
                                                  Ended September 30, 1995
                                                          File No. 1-11237

                        AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                         COMPUTATION OF PRIMARY AND FULLY DILUTED
                                  EARNINGS PER SHARE
                     (Dollars in Thousands except per share amounts)
                                     (Unaudited)

                                  For the Three Months     For the Nine Months
                                  Ended September 30,      Ended September 30,

                                     1995       1994          1995       1994
                                   _______    _______       _______    _______

     Net income                    $32,472    $25,040       $85,466    $59,747
                                   =======    =======       =======    =======

     Weighted average number of
      shares outstanding            46,940     46,865        46,942     46,859
     Net effect of dilutive
      stock options-based on the
      treasury stock method using
      average market price             255         25           121         35
                                   _______    _______       _______    _______

     Total                          47,195     46,890        47,063     46,894
                                   =======    =======       =======    =======
     Per share amounts:
     Net income                    $   .69    $   .53       $  1.82    $  1.27
                                   =======    =======       =======    =======
     Fully Diluted*

     Weighted average
      number of shares
      outstanding                   46,940     46,865       46,942     46,859
     Net effect of dilutive
      stock options-based on
      the treasury stock method
      using the greater of the
      average market price or
      quarter end price                515         61          523         51
                                   _______    _______      _______    _______

     Total                          47,455     46,926       47,465     46,910
                                   =======    =======      =======    =======
     Per share amounts:
     Net income                    $   .68    $   .53      $  1.80    $  1.27
                                   =======    =======      =======    =======

     * This calculation is submitted in accordance with Regulation S-K item 601(b) 11 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.